Exhibit 10.2

  Gleacher & Company, Inc.

August 17, 2012

Mr. Thomas J. Hughes
Chief Executive Officer
Gleacher & Company, Inc.
1290 Avenue of the Americas
New York, NY 10104

Re:                             Participation in Gleacher & Company Senior Management Compensation and Retention Plan

Dear Mr. Hughes:

As you know, this is an exciting and challenging time for Gleacher & Company, Inc.  As part of its strategy to retain key employees to help meet these challenges, Gleacher has adopted the Gleacher & Company Senior Management Compensation and Retention Plan (the “Plan”).

Because of your position with Gleacher, you have been selected to participate in the Plan.  If you satisfy all of the requirements of the Plan, you are eligible to receive a cash severance benefit of $2,500,000, subject to the following adjustment if (A) and (B) (as defined below) are not equal: if (A) exceeds (B), your cash severance will be increased by the amount by which (A) exceeds (B); and if (B) exceeds (A), your cash severance will be decreased by the amount by which (B) exceeds (A).  For this purpose, (A) equals the cash amount calculated pursuant to the formula set forth in section 7(b) of your employment agreement with Gleacher dated April 18, 2011, or any successor to such provision (your “Employment Agreement”) (regardless of whether you are entitled to receive that amount under the Employment Agreement in connection with the termination of your employment), and (B) equals the cash severance that you (or your beneficiary) are entitled to receive under sections 7(a) or 7(b) of your Employment Agreement or otherwise from Gleacher in connection with the termination of your employment (not including your cash severance under the Plan).

If you satisfy all of the requirements of the Plan, you will also receive full vesting of all of your outstanding equity-based awards and medical benefits for eighteen (18) months following your termination of employment.  In addition, your Restricted Period shall be twelve (12) months following your termination of employment.  In general, to receive the cash payment and the other benefits under the Plan, your employment with Gleacher must be involuntarily terminated without Cause or you must terminate your employment for Good Reason, in either case within six months before or two years after a Change in Control of Gleacher (all as defined in the Plan).

A copy of the Plan is attached to this letter.  Please retain a copy of this letter and the attachment for your records.

To accept this award and to agree to be bound by the terms of the Plan, please sign a copy of this letter and return it to Gleacher, attention General Counsel, by September 1, 2012.  If you fail to do so, this agreement will be void and you will not be eligible to receive any of the benefits offered under the Plan.

Congratulations on your selection to participate in the Plan.  We look forward to continuing to work with you to help Gleacher achieve its goals.

Sincerely,

/s/ Robert A. Gerard
on behalf of the Administrator of the Plan

Attachment

By signing below, you agree and acknowledge that: (1) you have received and reviewed a copy of the Plan, (2) you agree to be bound by the terms of the Plan, including the covenants set forth in Section 5 of the Plan, (3) the Company will suffer irreparable harm if you violate or threaten to violate the provisions in Section 5, (4) the provisions of Section 5 are reasonable and necessary for the protection of the business of the Company and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (5) in addition to any other remedies, the Company will be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of Section 5 in any court that may have competent jurisdiction over the matter in dispute, and (6) you understand that you will not be entitled to any benefits under the Plan unless you experience a Qualifying Termination and execute (and do not revoke) a release and acknowledgement as described in Section 6 of the Plan.

August 17, 2012	/s/ Thomas J. Hughes
Date	Signature of Participant